Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Two River Bancorp

Tinton Falls, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-182855 and No. 333-205780) and Form S-8 (No. 333-145695 and No. 333-172335) of Two River Bancorp of our report dated March 25, 2016, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP

Woodbridge, New Jersey

March 25, 2016